UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2008

ENERJEX RESOURCES, INC.

(Name of small business issuer in its charter)

Nevada	000-30234	88-0422242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7300 W. 110th, 7th Floor Overland Park, KS	66210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 693-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2008, EnerJex Kansas, Inc., a wholly-owned subsidiary of the Registrant, entered into an agreement with Shell Trading (US) Company (“Shell”) to sell all of its oil production beginning April 1, 2008 through September 30, 2009 to Shell. EnerJex Kansas shall be paid a price per barrel equal to the average of the daily settlement price for “Light Sweet Crude Oil” Prompt Month future contracts reported by the New York Mercantile Exchange (NYMEX) from the first day of the delivery month through and including the last day of the delivery month, excluding weekends and holidays observed by NYMEX.

In addition, the Shell agreement included a provision whereby EnerJex Kansas agreed to a fixed-price swap with Shell for 130 barrels of oil per day (“BOPD”) of its crude oil production for the same period. The price per barrel is fixed at $96.90 per barrel at the wellhead. Volume of 130 BOPD represents approximately 60% of the Registrant’s total current oil production on a net revenue basis. This transaction locks in approximately $6.8 million in gross revenue over the 18 month period.

The above description of the agreement with Shell is qualified in its entirety by reference to the full text of that agreement, a copy of which will be filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 2008, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Section 8 – Other Events

Item 8.01 Other Events.

On March 11, 2008, the Registrant issued a press release announcing the agreement between EnerJex Kansas and Shell described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated March 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

By:/s/ Steve Cochennet

Steve Cochennet, Chief Executive Officer

Date: March 12, 2008